(WOLTJEN LAW FIRM LETTERHEAD)

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Ness Energy International, Inc.

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Ness Energy International, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Very truly yours,

Woltjen Law Firm